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                                                                    EXHIBIT (11)

             SONOCO PRODUCTS COMPANY AND CONSOLIDATED SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)


                                                                             Years Ended December 31
                                                                   -----------------------------------------
                                                                   1994(A)         1993(A)            1992
                                                                   -------         -------          --------
Primary earnings
----------------
  Net income available to common shareholders                    $   122,086     $   117,570      $    43,359
                                                                 ===========     ===========      ===========

  Common shares
    Weighted average number of shares outstanding                 87,090,108      87,315,677       86,732,210

  Assuming exercise of options reduced by
    the number of shares that could have been
    purchased (at average price) with proceeds
    from exercise of such options                                    831,480         857,331          810,786
                                                                 -----------     -----------      -----------

  Weighted average number of shares
    outstanding as adjusted                                       87,921,588      88,173,008       87,542,996
                                                                 ===========     ===========      ===========

Primary earnings per common share
  Net income available to common shareholders                    $      1.39     $      1.33      $       .50
                                                                 ===========     ===========      ===========

Assuming full dilution
----------------------

  Net income available to common shareholders                    $   122,086     $   117,570      $    43,359
                                                                 ===========     ===========      ===========

  Common shares
    Weighted average number of shares outstanding                 87,090,108      87,315,677       86,732,210

  Assuming exercise of options reduced by the
    number of shares that could have been
    purchased (at the higher of the end-of-year
    price or the yearly average) with proceeds
    from exercise of such options                                    831,480         857,331        1,090,620
                                                                 -----------     -----------      -----------

  Weighted average number of shares
    outstanding as adjusted                                       87,921,588      88,173,008       87,822,830
                                                                 ===========     ===========      ===========

Earnings per common share assuming
  full dilution
    Net income available to common shareholders                  $      1.39     $      1.33      $       .49
                                                                 ===========     ===========      ===========

(A) The Company issued 3,450,000 shares of $2.25 Series A Cumulative Convertible Preferred Stock in October 1993. The convertible preferred stock and the related dividend had an anti-dilutive effect on earnings per share in 1994 and 1993 and are therefore excluded from the above computation.